Exhibit 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE
Dolan Media Company and its affiliates, subsidiaries, divisions, successors and assigns and its current and former employees, officers, directors and agents (collectively, “Employer”) and Mark Baumbach (“Baumbach”) hereby agree as follows:
1. End of Employment Relationship. The parties mutually agreed to end their employment relationship effective at the close of business July 22, 2009 (the “Last Day of Employment”).
2. Release of Claims by Baumbach. In exchange for the Severance Payment set out in Paragraph 3 below, Baumbach knowingly and voluntarily releases and forever discharges Employer, of and from any and all claims, known and unknown, which Baumbach, his heirs, executors, administrators or successors and assigns (collectively, “Baumbach”) have or may have as of the Last Day of Employment, including, but not limited to the following (the “Release”):
a.	all claims that arise out of or that relate to his employment, or the end of the employment relationship, with Employer;
b.	all claims that arise out of or that relate to the statements or actions of Employer;
c.
all claims for any alleged violation of (i) the National Labor Relations Act, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991; (iv) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended; (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Acts of 1990, as amended; (viii) the Rehabilitation Act of 1973, 29 U.S.C. §791 et seq.; (ix) the Age Discrimination Act of 1967, as amended; (x) the Equal Pay Act of 1963, as amended, (xi) the Occupational Safety and Health Act, as amended; (xii) the Consolidated Omnibus Budget Reconciliation Act of 1985, 26 U.S.C. §4980B; (xiii) the Minnesota Human Rights Act, Minn. Stat. §363A.01, et. seq.; (xiv) the Minnesota wage-hour and wage payment laws; (xv) Minnesota’s Whistleblower Act, Minn. Stat. §181.932; and (xvi) retaliation under Minn. Stat. §176.82;

d.
all claims for an alleged violation of any other federal, state, city or local human rights, civil rights, wage-hour, wage payment, pension, employee benefits, labor or other laws, rules, regulations, and/or guidelines, constitutions, ordinances, public policy, contract or tort laws;

e.
any and all other claims for alleged (i) breach of contract; (ii) assault or battery; (iii) defamation; (iv) employment discrimination; (v) sexual or other harassment; (vi) retaliation; (vii) reprisal; (viii) wrongful termination; (ix) constructive discharge; (x) pain and suffering; (xi) invasion of privacy; (xii) false imprisonment; (xiii) fraud; (xiv) intentional or negligent misrepresentation; (xv) interference with contractual or business relationships; (xvi) negligence, (xvii) mental anguish; (xviii) intentional and/or negligent infliction of emotional distress; (xix) breach of fiduciary duty; (xx) breach of the covenant of good faith and fair dealing; and (xxi) promissory or equitable estoppel;

f.	any and all other claims arising under the common law, whether state or federal, or any other action, based upon any conduct of the Employer occurring up to and including the Last Day of Employment;

g.
all claims arising out of the execution, performance, or termination of any employment agreement or any other agreement or contract of any kind with Employer; provided, however that all rights pursuant to this Separation Agreement are exempted from the terms of this Release;

h.
all claims to any non-vested ownership interest in the Employer, contractual or otherwise, including but not limited to claims for stock, stock options or restricted stock; provided however that the Vested Stock Option given pursuant to this Separation Agreement is exempted from the terms of this Release; and

i.	all claims for compensatory damages, liquidated damages, punitive damages, attorney’s fees, costs and disbursements.
Baumbach hereby agrees that the Release set forth in this paragraph is a general release and waives and assumes the risk of any and all claims for damages which exist as of the Last Day of Employment of which he does not know, whether through ignorance, error, oversight, negligence or otherwise, and which, if known, would materially affect his decision to enter this Separation Agreement and General Release (the “Agreement and Release”).
3. Payments to Baumbach. Employer will make the payments and provide the other benefits set forth in this paragraph to Baumbach, only if (i) Baumbach signs this Agreement and Release; returns it to the Employer no later than the last day of the review period set forth in paragraph 7 and does not rescind this Agreement and Release within the Rescission Period described in paragraph 8; and (ii) Baumbach has not breached his obligations pursuant to this Agreement and Release, including without limitation, those set forth in paragraph 5 below or under the Restrictive Covenant Agreement (defined below). The payments described in this Agreement and Release will not modify or terminate the parties’ obligations to each other as established by this Agreement and Release.
a. Severance Pay. Employer will pay to Baumbach $271,750.00 (“Severance Payment”), less applicable withholdings and other lawful deductions, said amount representing (1) fifty-two weeks pay, at the rate in effect on the Last Day of Employment, and (2) fifty percent of the expected annual cash bonus that would be earned by Baumbach if he were employed with the Company through December 31, 2009, assuming that he would have fully satisfied all performance targets.
b. Health and Dental Benefits. Employer shall pay on behalf of Baumbach both the Company and Baumbach’s portion of the premium for health and dental coverage (the “Premium Payment”) through the earlier of (x) July 31, 2010, or (y) the date Baumbach becomes eligible for coverage under the health plan of a new employer. Baumbach understands and agrees that he is only entitled to the benefits under this subparagraph 3(b) if he timely elects continuation of coverage under COBRA.
c. Outplacement Services. Employer will reimburse up to $10,000 to Baumbach, which he has reasonably incurred for resume writing, interviewing skills, job searching and other similar outplacement services (the “Outplacement Reimbursement”).
d. Immediate Vesting of Incentive Stock Option. Employer will immediately vest the unvested portion of the incentive stock option to purchase 4,500 shares (post-split) of the Employer’s common stock, which the Employer granted to Baumbach on October 11, 2006 under that certain Incentive Stock Option Agreement between Employer and Baumbach dated as of October 11, 2006. Such unvested portion represents an option to purchase 1,125 shares (the “Vested Stock Option”).

e. Extension of Time to Exercise Vested Stock Options. Baumbach may exercise the vested portion of any stock options granted to him during his employment, including the Vested Stock Option, for a period of 120 days following the Last Day of Employment. Baumbach acknowledges and understands that he forfeited the unvested portion of any stock options granted to him, except the Vested Stock Option, on the Last Day of Employment
f. Laptop. Employer will allow Baumbach to keep the laptop, exclusive of any peripherals, that he used while he was employed with the Company (the “Laptop”); provided that Baumbach surrenders it immediately upon the termination of his employment so that the Company may remove all information and data related to the Company.
The Severance Payment, the Premium Payment, the Outplacement Reimbursement, the Vested Stock Option and the Laptop are collectively referred to hereafter as the “Total Benefits.” Baumbach understands, acknowledges and agrees that he would not receive the Total Benefits specified in this paragraph 3, except for his execution of this Agreement and Release and the fulfillment of the promises it contains.
4. Method of Payment. The Severance Payment will be made in two lump sum payments. The first lump sum payment , in the amount of $95,113.00, will be made on the first regularly scheduled payroll date following the expiration of the Rescission Period. The second lump sum payment, in the amount of $176,637.00, will be made on the first regularly scheduled payroll date following January 1, 2010. Such payments will be sent by first-class mail to Baumbach’s last known residence address, unless he advises Employer in writing that he wants the payment(s) sent to a different address. To receive reimbursement for the outplacement services described in paragraph 3.c, Baumbach must submit receipts to Dolan Media Company, Attn. Scott Pollei, 222 South Ninth Street, Suite 2300, Minneapolis, MN 55402, which will be reimbursed in accordance with the Company’s usual practice, but, in no case, earlier than the expiration of the Rescission Period. The Vested Options shall vest effective the business day immediately following the expiration of the Rescission Period. The Laptop will be available for Baumbach to pick up or for delivery, at Baumbach’s sole expense, the business day immediately following the expiration of the Rescission Period.
5. Expectations of Employee. Baumbach hereby represents, warrants and agrees as follows:
a. Business Protection. He agrees to abide by the terms of that certain Restrictive Covenant Agreement between Baumbach and the Company dated effective August 1, 2007 (the “Restrictive Covenant Agreement”), a copy of which is attached to and incorporated by reference into this Agreement as Exhibit A.
b. Return of Employer Property. He hereby warrants and represents that he has returned all property belonging to Employer in his possession or control, including without limitation, cell phone, any keys, access cards, equipment, tools, documents and files, except the Laptop.
c. Further Assurances. Baumbach hereby agrees to respond to and assist Employer with reasonable requests for information relating to the work Baumbach performed for Employer prior to the Last Day of Employment.
6. Employee Affirmations/Full Compensation. Baumbach confirms that he has not filed, caused to be filed, or is not a party to any claim, charge, complaint or action against Employer in any forum or form. Baumbach further confirms that he has no known workplace injuries, that he has reported and been paid for all hours worked and that he has received all compensation, benefits and leaves to which he has been entitled. Baumbach understands that the payments made and other benefits provided by Employer under this Agreement and Release will fully compensate Baumbach for and extinguish any and all of the claims Baumbach is releasing, including, but not limited to, any claim for attorney’s fees and costs and any and all claims for any type of legal or equitable relief he may have under local, state or federal law. Baumbach further acknowledges that Employer has advised him that, pursuant to COBRA, he has the right to elect continued coverage under the Employer’s group health plan for a period of eighteen months and that such election must be made within sixty days from the Last Day of Employment.

7. Time to Consider Agreement. Baumbach understands that he may take up to 45 calendar days to decide whether to sign this Agreement and Release, which 45-day period will commence on July 22, 2009, the date on which Baumbach first received a copy of this Agreement and Release for review. Baumbach agrees that any changes made to the Agreement and Release after July 22, 2009, do not restart the running of this 45-day period. Baumbach represents that if he signs this Agreement in fewer than 45 days, he did so knowingly and voluntarily and because he did not need the entire 45-day period within which to consider the Agreement.
8. Right to Rescind or Revoke. Baumbach understands that he has the right to rescind or revoke this Agreement and Release for any reason within fifteen (15) calendar days after he signs this Agreement and Release to reinstate claims under the Minnesota Human Rights Act and seven (7) calendar days after he signs this Agreement and Release to reinstate federal claims under the Age Discrimination in Employment Act (the “Rescission Period”). The seven and fifteen days shall run concurrently and not consecutively. To be effective, any rescission within the applicable Rescission Period must be in writing and delivered to Dolan Media Company, Attn. Candice Hoppe, 222 South Ninth Street, Suite 2300, Minneapolis, MN 55402, either by hand or by mail within the rescission period. If delivered by mail, the rescission must be (1) postmarked within the Rescission Period; (2) properly addressed to Employer; and (3) sent by certified mail, return receipt requested. If Baumbach rescinds the Release or any part of it, then the remaining provisions of this Agreement and the Release will be and are void, Baumbach will not be entitled to the Total Benefits, or any portion of them, specified in this Agreement, and will return any and all consideration, including any portion of the Total Benefits, received from Employer subsequent to the date on which he signed the Release.
9. Confidentiality. Baumbach agrees not to disclose any information regarding the existence or the substance of this Agreement and Release, except to his spouse or an attorney with whom Baumbach chooses to consult regarding his consideration of this Agreement and Release.
10. No Admission of Wrongdoing. Baumbach understands that this Agreement does not constitute an admission that Employer has violated any local ordinance, state or federal statute, or principle of common law, or that Employer has engaged in any improper or unlawful conduct or wrongdoing against Baumbach. Baumbach will not characterize this Agreement or the Severance Payment as an admission that Employer has engaged in any improper or unlawful conduct or wrongdoing against him. This Agreement and Release is entered into solely to resolve fully all matters related to or arising out of Employee’s employment with and termination from Employer, and its execution, and implementation may not be used as evidence, and shall not be admissible in a subsequent proceeding of any kind, except one alleging a breach of this Agreement and Release.
11. Authority. Baumbach represents and warrants that he has the authority to enter into this Agreement and the Release, and that no causes of action, claims, or demands released pursuant to this Agreement and the Release have been assigned to any person or entity not a party to this Agreement and the Release.
12. Representation. Baumbach acknowledges that he has been given the opportunity to consult with his own attorney regarding this matter, that he has had a full opportunity to consider this Agreement and the Release, that he has had a full opportunity to ask any questions that he may have concerning this Agreement and Release, or the settlement of his potential claims against Employer, and that he has not relied upon any statements or representations made by Employer or its attorneys, written or oral, other than the statements and representations that are explicitly set forth in this Agreement and Release, and any employee benefit plans sponsored by Employer in which Baumbach is a participant.

13. Attorneys Fees. Baumbach agrees to pay all costs and expenses, including reasonable attorneys’ fees, incurred by Employer in connection with enforcing the terms and conditions of this Agreement and Release, including the Restrictive Covenant Agreement, and regardless of whether Employer commences any legal proceeding against Baumbach.
14. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, representatives, successors, and assigns.
15. Invalidity. In the event that any provision of this Agreement and Release is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such a determination shall not affect the validity, legality, or enforceability of the remaining provisions of this Agreement or the Release and the remaining provisions of this Agreement and Release shall continue to be valid and enforceable, and any court of competent jurisdiction may modify the objectionable provision so as to make it valid and enforceable.
16. Entire Agreement. This Agreement and Release, the Restrictive Covenant Agreement and any employee benefit plans sponsored by Employer in which Baumbach is a participant are intended to define the full extent of the legally enforceable undertakings of the parties, and no promises or representations, written or oral, that are not set forth explicitly in these documents are intended by either party to be legally binding, and all other agreements and understandings between the parties are hereby superseded.
17. Headings. The descriptive headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
18. Counterparts. This Agreement and Release may be executed by facsimile or email transmission and simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.
19. Governing Law. This Agreement and Release will be interpreted and construed in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement and Release will be governed by, the internal laws of the State of Minnesota without reference to its conflicts of law principles.
IN WITNESS WHEREOF, the parties have executed this Agreement on the date below, which shall be the Effective Date.

Dated: July 28, 2009	/s/ Mark Baumbach
Mark Baumbach

Dolan Media Company
	By:	/s/ James P. Dolan
James P. Dolan, its Chairman, Chief Executive Officer and President

	By:	/s/ John C. Bergstrom
John C. Bergstrom, its Compensation Committee Chair

Exhibit A
Restrictive Covenants Agreement
THIS AGREEMENT (this “Agreement”), effective as of August 1, 2007 (the “Effective Date”), is between Dolan Media Company, a Delaware corporation (the “Company”), and Mark E. Baumbach (“Executive”).
PRELIMINARY RECITALS
The Company currently employs Executive as its Vice President, Technology.
The Company desires to continue to employ Executive and Executive desires to be employed by the Company as the Vice President, Technology of the Company on the terms and conditions contained herein.
The Company has approved the Dolan Media Company Executive Change in Control Plan (the “Plan”) and has designated the Executive as a Participant pursuant to Section 3.1 of the Plan.
Upon the execution of this Agreement, the Executive shall be a Participant in the Plan.
AGREEMENT
In consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, including, but not limited to, the continued employment of the Executive and the benefits under the Plan, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Confidential Information. Other than in the performance of his or her duties hereunder, while employed by the Company and thereafter, Executive shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Board, furnish, make available or disclose to any third party or use for Executive’s own benefit or the benefit of any third party, any Confidential Information. As used herein, “Confidential Information” shall mean any information relating to the business or affairs of the Company, including, but not limited to, the Company’s products, servicing methods, development plans, costs, finances, marketing plans, equipment configurations, data, data bases, access or security codes or procedures, business opportunities, names of customers, research and development, inventions, algorithms, know-how and ideas, and other proprietary information used by the Company in connection with its business; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes generally known in the industry other than as a result of Executive’s breach of the covenant contained in this Paragraph 1 or the disclosure of which may be required by law or in a judicial or administrative proceeding. Executive acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company.

2. Non-Competition and Interference with Relationships. During employment and for a period of twelve (12) months following the Separation of Service (as such term is defined in the Plan) of the Executive (the “Restricted Term”), Executive shall not, directly or indirectly, alone or in combination with any other firm, partnership, company, corporation or person:
(a) (i) engage in, participate in or otherwise assist (whether as an owner, officer, partner, principal, joint venturer, shareholder, director, member, manager, investor, employee, agent, independent contractor, consultant or otherwise) any other person, entity or business (a “Competitor”) engaged in or planning to engage in the Business of the Company (as defined below) in any State of the United States of America, or in any foreign country in which the Company or an affiliate or subsidiary of the Company is conducting such Business of the Company on the date of such termination (the “Restricted Territory”), unless (x) at the time of the proposed action by Executive, (1) the revenues of any such Competitor from a Business of the Company for the preceding fiscal year of such Competitor constituted less than fifteen percent (15%) of the total revenues of such Competitor for such fiscal year and (2) Executive provides the Company with a signed certificate from the independent accountants for such Competitor stating that, in such independent accountants’ good faith reasonable judgment, the annual revenues of such Competitor from a Business of the Company will be less than fifteen percent (15%) of the total annual revenues of such Competitor during the Restricted Term, or (y) the sole action of Executive with respect to a Competitor that is a publicly traded company consists of acquiring not more than 1% of the outstanding shares of such Competitor; or (ii) solicit or encourage any customer or partner of the Company or its affiliates (determined as of the date of the Separation of Service) to terminate or otherwise alter his or her, her or its relationship with the Company; or
(b) employ, retain or solicit or attempt to solicit for employment or retention as an independent contractor, or otherwise attempt to hire or assist in the hiring of (or assist any other party to take any such action regarding), any individual employed or engaged by the Company during the Restricted Term; or encourage, induce, or persuade any such person to terminate his or her or her employment or other relationship with the Company.
(c) For purposes hereof, “Business of the Company” means (i) the “court and commercial” newspaper and/or “business journal” publishing business, (ii) the business of providing mortgage default processing services and/or appellate services to the legal profession, or (iii) any additional business in which the Company becomes engaged or has actively and substantially implemented plans to become engaged as of the date of termination of the Employment Period; provided that in the event any of the foregoing businesses are sold or are discontinued during the Restricted Period, the “Business of the Company” shall cease to include such sold or discontinued business as of the date of sale or discontinuation; provided further that if the Company becomes re-engaged or implements plans to become re-engaged in any such sold or discontinued business, the “Business of the Company” shall again include such business.
3. Mutual Non-Disparagement. Neither party shall, at any time while the Executive is employed by the Company or thereafter, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the other party (including any of the Company’s subsidiaries, other affiliates, officers, directors, employees, partners or stockholders); provided that nothing in this Paragraph 3 shall preclude either party from making truthful statements or disclosures that are required by applicable law, regulation or legal process.
4. Scope and Severability. The parties acknowledge that the Business of the Company is and will be national in scope and thus the covenants in this Agreement would be particularly ineffective if the covenants were to be limited to a particular geographic area of the United States. If any court of competent jurisdiction at any time deems the Restricted Term unreasonably lengthy, or the Restricted Territory unreasonably extensive, or any of the covenants set forth in this Agreement not fully enforceable, the other provisions of this Agreement, and this Agreement in general, will nevertheless stand and to the fullest extent consistent with law continue in full force and effect, and it is the intention and desire of the parties that the court treat any provisions of this Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent (for example, that the Restricted Term be deemed to be the longest period permissible by law, but not in excess of the length provided for in Paragraph 2, and the Restricted Territory be deemed to comprise the largest territory permissible by law under the circumstances, but not in excess of the territory provided for in Paragraph 2).

5. Remedies. Executive acknowledges and agrees that the covenants set forth in this Agreement (collectively, the “Restrictive Covenants”) are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Executive breaches any of the terms of the Restrictive Covenants, and that in the event of Executive’s actual or threatened breach of any of the Restrictive Covenants, the Company will have no adequate remedy at law. Executive accordingly agrees that in the event of any actual or threatened breach by him of any of the Restrictive Covenants, the Company shall be entitled to immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages or other remedies as specified in Section 4.4 of the Plan. The provisions of this Agreement shall survive the expiration or earlier termination of this Agreement for any reason.

DOLAN MEDIA COMPANY

/s/ Mark E. Baumbach Executive Signature	By:	/s/ James P. Dolan Title: President

Mark E. Baumbach Executive Name (print)

Dated: August 21, 2007	Dated: August 21, 2007

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